                                                                    EXHIBIT 99.5

Prospectus Supplement

                                  Interests in

                            CLAY COUNTY SAVINGS BANK
                    EMPLOYEES' SAVINGS & PROFIT SHARING PLAN
                                       and
                       Offering of Up to 61,244 Shares of

                              CCSB FINANCIAL CORP.
                                  Common Stock

         In connection with Clay County Savings & Loan Association's conversion, CCSB Financial Corp. is allowing participants in the Clay County Savings Bank Employees' Savings & Profit Sharing Plan (the "Plan") to invest all or a portion of their accounts in the common stock of CCSB Financial Corp. (the "Common Stock"). As part of the conversion, Clay County Savings & Loan Association will change its name to "Clay County Savings Bank." "Clay County Savings & Loan Association" and "Clay County Savings Bank" will be referred to as "Clay County Savings" hereafter in this prospectus supplement. Based upon the value of the Plan assets at June 30, 2002, the trustee of the Plan could purchase up to 61,244 shares of the Common Stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trust of the Plan to invest all or a portion of their Plan accounts in the CCSB Financial Corp. Stock Fund at the time of the conversion.

         The CCSB Financial Corp. prospectus, dated November [ ], 2002, is attached to this prospectus supplement. It contains detailed information regarding the conversion of Clay County Savings, CCSB Financial Corp. common stock and the financial condition, results of operations and business of Clay County Savings. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

                       __________________________________

         For a discussion of risks that you should consider, see "Risk Factors" beginning on page __ of the prospectus.

         The interests in the Plan and the offering of the Common Stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

         The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other Government agency.

         This prospectus supplement may be used only in connection with offers and sales by CCSB Financial Corp. of interests or shares of Common Stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of Common Stock acquired through the Plan.

         You should rely only on the information contained in this prospectus supplement and the attached prospectus. CCSB Financial Corp., Clay County Savings and the Plan have not authorized anyone to provide you with information that is different.

         This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock shall under any circumstances imply that there has been no change in the affairs of Clay County Savings or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

         The date of this prospectus supplement is ________[ ], 2002

                                TABLE OF CONTENTS

THE OFFERING ........................................................................   i
 Securities Offered .................................................................   i
 Election to Purchase Common Stock in The Offering: .................................   i
 Priorities .........................................................................   i
 Value of Plan ......................................................................  ii
 Election to Purchase Common Stock in the Conversion of Clay County Savings .........  ii
 Method of Directing Transfer ....................................................... iii
 Time for Directing Transfer ........................................................ iii
 Irrevocability of Transfer Direction ...............................................  iv
 Direction to Purchase Common Stock .................................................  iv
 Voting Rights of Common Stock ......................................................  iv
DESCRIPTION OF THE PLAN .............................................................   1
 Introduction .......................................................................   1
 Eligibility and Participation ......................................................   1
 Contributions Under the Plan .......................................................   2
 Limitations on Contributions .......................................................   2
 Benefits Under the Plan ............................................................   2
 Withdrawals and Distributions from the Plan ........................................   3
 Investment of Contributions and Account Balances ...................................   4
 Performance History ................................................................   5
 Investment in Common Stock of CCSB Financial Corp. .................................   9
 Administration of the Plan .........................................................  10
 Amendment and Termination ..........................................................  10
 Merger, Consolidation or Transfer ..................................................  11
 Federal Income Tax Consequences ....................................................  11
 Additional Employee Retirement Income Security Act ("ERISA") Considerations ........  12
 Securities and Exchange Commission Reporting and Short-Swing Profit Liability ......  13
 Financial Information Regarding Plan Assets ........................................  13
LEGAL OPINION .......................................................................  13
 Statement of Net Assets Available for Benefits .....................................  14
 Statement of Changes in Net Assets Available For Plan Benefits .....................  15

                                      THE OFFERING

Securities Offered      CCSB Financial Corp. is offering participation interests
                        in the Clay County Savings Bank Employees' Savings &
                        Profits Sharing Plan (the "Plan"). The participation interests represent indirect ownership of CCSB Financial
                        Corp.'s common stock through the Plan. Assuming a purchase price of $10 per share, the Plan may acquire up to 61,244 shares of CCSB Financial Corp. common stock in the offering for the CCSB Financial Corp. Stock Fund.
                        Only employees of Clay County Savings may become participants in the Plan. The common stock of CCSB
                        Financial Corp. to be issued hereby is conditioned on the consummation of the conversion. Your investment in the common stock of CCSB Financial Corp. through the Plan in the offering is subject to the purchase priorities contained in the plan of conversion of Clay
                        County Savings.

                        Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Clay County Savings is contained in the attached prospectus. The address of the principal executive office of Clay County Savings is 1178 West 152 Highway, Liberty, Missouri 64068.

Election to Purchase    In connection with the conversion and stock offering,
Common Stock in The     you may elect to transfer all or part of your account
Offering:               balances in the Plan to the CCSB Financial Corp. Stock
Priorities              Fund, to be used to purchase common stock issued in the
                        offering. All Plan participants are eligible to direct a transfer of funds to the CCSB Financial Corp. Stock
                        Fund. However, such directions are subject to the purchase priorities in the plan of conversion of Clay
                        County Savings which are (1) eligible account holders,
                        (2) tax-qualified employee benefit plans of Clay County
                        Savings, including the employee stock ownership plan which we intend to adopt, (3) supplemental eligible account holders, and (4) other members. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on December 31, 2000. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on September 30, 2002. Other members are depositors and borrowers as of ___________, 2002. If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to purchase shares of CCSB
                        Financial Corp. common stock in the subscription offering and you may use funds in the Plan account to pay for the shares of CCSB Financial Corp. common stock which you are eligible to purchase. You may also be able to purchase shares of CCSB Financial Corp. common stock in the subscription offering even though you are unable to purchase through subscription offering categories
                        (1), (3) or (4), if

                        Clay County Savings determines to allow the Plan to purchase shares through subscription offering category
                        (2), reserved for its tax-qualified employee plans, including the employee stock ownership plan. The trustee of the CCSB Financial Corp. Stock Fund will purchase common stock in accordance with your directions. No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest bearing account pending the closing of the offering. At the close of the offering, and subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase.

                        In the event the offering is oversubscribed, i.e. there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the investment funds of the Plan. The amount that cannot be applied to the purchase of common stock in the offering and any interest your account earned pending investment in common stock will be reinvested in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you fail to direct the investment of your account balances towards the purchase of any shares in connection with the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Value of Plan Assets    As of June 30, 2002, the market value of the assets of
                        the Plan was approximately $634,888 of which $612,440 is eligible to purchase common stock in the offering. The
                        Plan administrator informed each participant of the value of his or her account balance under the Plan as of July 15, 2002.

Election to Purchase    In connection with the conversion of Clay County
Common Stock in the     Savings, the Plan will permit  you to direct the trustee
Conversion of Clay      to transfer all or part of the funds which represent
County Savings          your current beneficial interest in the assets of the
                        Plan (in increments of $10) to the CCSB Financial Corp.
                        Stock Fund. The trustee of the Plan will subscribe for CCSB Financial Corp. common stock offered for sale in connection with the conversion of Clay County Savings, in accordance with each participant's direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the offering.

                        If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market fluctuation, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10 increment) and apply only the amount withdrawn to the purchase of stock for your account.

Method of Directing     You will receive a Change of Investment Allocation Form
Transfer                on which you can elect to transfer all or a portion of
                        your account balance in the Plan (in increments of $10) to the CCSB Financial Corp. Stock Fund for the purchase of stock in the offering. If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering, you should indicate that decision on the Change of Investment Allocation Form. If you do not wish to make an election at this time, you do not need to take any action.

Time for Directing      If you wish to purchase common stock with your Plan
Transfer                account balances, you must return your Change of
                        Investment Election Form to Deborah A. Jones, a representative of the Plan administrator, Clay County
                        Savings Bank, 1178 West 152 Highway, Liberty, Missouri
                        64068. Your Change of Investment Election Form must be received by Deborah A. Jones no later than 12 noon on ___________________ __, 2002, if you wish to purchase stock in the offering.

Investing in the        You are not able to purchase common stock in CCSB
Offering With Funds in  Financial Corp. in the offering through the Personal
the Personal Choice     Choice Retirement Account. You will only be able to
Retirement Account      purchase common stock in the offering by electing to
                        transfer all or a portion of your account balance in the Plan to the CCSB Financial Corp. Stock Fund. If you have funds in the Personal Choice Retirement Account that you wish to use to purchase common stock in the offering, you must first liquidate that portion of your funds in the Personal Choice Retirement Account and transfer the liquidated portion to another investment option in the Plan. Such a transfer must be made directly through Charles Schwab and Company, and must occur before we can honor your Change of Investment Allocation Form. Because this process involves three steps, i.e., first liquidating the Personal Choice Retirement Account assets and moving them into a Charles Schwab Money
                        Market Account, then transferring from the Charles
                        Schwab Money Market Account to another investment fund in the Plan, you will need to contact Charles Schwab and Company to liquidate the amount you wish to transfer at least five (5) business days before you return your Change of Investment Election Form.

                        The amount you elect to transfer from a fund listed on the Change of Investment Election Form must be in that fund when your Change of Investment Election Form is returned to the person designated above under "Time for Directing Transfer" or your Change of Investment Election Form may not be processed.

Irrevocability of       You may not change your special election to transfer
Transfer Direction      amounts credited to your account in the Plan to the CCSB
                        Financial Corp. Stock Fund for the purchase of stock in the offering. Your election is irrevocable until after the offering has concluded.You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds on a daily basis.

Direction to Purchase   You will be able to purchase stock after the offering
Common Stock            through your investment in the  CCSB Financial Corp.
                        Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the CCSB Financial Corp. Stock Fund.
                        After the offering, the trustee of the Plan will acquire common stock in open market transactions at the prevailing price. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the CCSB
                        Financial Corp. Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of CCSB Financial
                        Corp.

Voting Rights of Common The Plan provides that you may direct the trustee as to
Stock how the trustee should vote any shares of CCSB Financial Corp. common stock held by the CCSB Financial Corp. Stock Fund and credited to your account. If the trustee does not receive your voting instructions, Clay County Savings can direct the trustee to vote your shares in the same manner as the shares of common stock for which instructions were given. All voting instructions will be kept confidential.

                             DESCRIPTION OF THE PLAN

Introduction

         Clay County Savings Bank (formerly Clay County Savings and Loan Association) adopted a multiple-employer defined contribution plan (the "Financial Institutions Thrift Plan") effective November 1, 1995. Clay County Savings Bank withdrew from the Financial Institutions Thrift Plan and adopted the Clay County Savings Bank Employees' Savings and Profit Sharing Plan, a single-employer plan, effective November 1, 2002, (also referred to as the "Plan") in order to permit the investment of Plan assets in common stock. The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

         Clay County Savings intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Clay County Savings will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

         Employee Retirement Income Security Act ("ERISA"). The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

         Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan administrator c/o Clay County Savings Bank, 1178 West 152 Highway, Liberty, Missouri 64068. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

         You are eligible to become a participant in the Plan on the first day of the month following completion of three months of employment during which you have completed at least 250 hours of service with Clay County Savings. The Plan year is January 1, to December 31 (the "Plan Year").

         As of June 30, 2002, there were approximately 31 employees eligible to participate in the Plan and 30 employees participating by making elective deferral contributions.

Contributions Under the Plan

         401(k) Plan Contributions. You are permitted to defer on a pre-tax basis up to 50% of your annual Plan Salary (expressed in terms of whole percentages), subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, "Plan Salary" means your total taxable salary as reported on your Form W-2 (exclusive of any compensation deferred from a prior year). In addition, any pre-tax contributions you made to a 401(k) plan or Section 125 cafeteria plan are also included in Plan Salary. In 2002, the annual Plan Salary of each participant taken into account under the Plan is limited to $200,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator at the beginning of any contribution reporting period.

         Employer Matching Contributions. Clay County Savings makes matching contributions to the Plan equal to 50% of the elective deferral contributions, with a maximum matching contribution of 6% of your Plan Salary for the Plan Year.

Limitations on Contributions

         Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2002, the amount of your before-tax contributions may not exceed $11,000 per calendar year. This amount is increased in $1,000 increments through 2006 and thereafter may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for Federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for Federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

         Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of employee deferrals and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of CCSB Financial Corp. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $85,000 and, if CCSB Financial Corp. so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Benefits Under the Plan

         Vesting. At all times, you have a fully vested, nonforfeitable interest in your 401(k) Account and your Regular Account.

Withdrawals and Distributions from the Plan

         Applicable Federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the participant's termination of employment with Clay County Savings. A substantial Federal tax penalty may also be imposed on withdrawals made prior to the participant's attainment of age 50 1/2, regardless of whether such a withdrawal occurs during his or her employment with Clay County Savings or after termination of employment.

         Withdrawals Prior to Termination of Employment.

         . Withdrawal from the Regular Account. You may make not more than one voluntary withdrawal from your Regular Account in a calendar year, unless it is limited to your own contributions, if any, made prior to January 1, 1987, without earnings. No partial withdrawal of less than $1,000 will be permitted unless it is for either the full amount of (a) your own pre-1987 contributions without earnings, (b) your own contributions (pre-1987 plus post-1986) and earnings on them or (c) the total vested balance of your Regular Account.

              In general, employer contributions credited on your behalf will not be available for in-service withdrawal until such employer contributions have been invested in the Plan for at least 2 years or you have been a participant in the Plan for at least 5 years or the attainment of age 59 1/2.

         . Withdrawal from the 401(k) Account. You may make not more than one withdrawal from your 401(k) Account in a calendar year. A withdrawal from your 401(k) Account prior to age 59 1/2 or termination of employment can only be made on account of hardship, subject to the hardship distribution rules under the Plan. These requirements insure that you have a true financial need before you make a withdrawal.

         . Withdrawal from the Rollover Account. You may make not more than one withdrawal from your Rollover Account in a calendar year. Withdrawals of less than $1,000 will not permitted unless they are for the total balance of your Rollover Account.

         Withdrawal upon Termination of Employment. You may leave your account with the Plan and defer commencement of receipt of your vested balance until April 1 of the calendar year following the calendar year in which you attain age 70 1/2, except to the extent that your vested account balance as of the date of your termination is les than $500, in which case your interest in the Plan will be cashed out and payment sent to you. You may make withdrawals from your account(s) at any time after you terminate employment. If your total vested account equals or exceeds $500, you may elect, in lieu of a lump sum payment, to be paid in annual installments, with the right to take in a lump sum the vested balance of your account at any time during such payment period.

     Withdrawal upon Disability. If you are disabled in accordance with the definition of disability under the Plan, you will be entitled to the same withdrawal rights as if you had terminated your employment.

     Withdrawal upon Death. If you die while you are a participant in the Plan, the value of your entire account will be payable to your beneficiary. The payment will be made in the form of a lump sum, unless the payment would exceed $3,500, and you had elected distribution in annual installments over a period not to exceed 5 years (10 years if your spouse is your beneficiary). If such an election is not in effect at the time of your death, your beneficiary may elect to receive the benefit in the form of annual installments over a period not to exceed 5 years (10 years if your spouse is your beneficiary) or make withdrawals as often as once per year, except that any balance remaining must be withdrawn by the 5th anniversary (10th anniversary if your spouse is your beneficiary) of your death.

Investment of Contributions and Account Balances

     All amounts credited to your accounts under the Plan are held in the Plan trust (the "Trust") which is administered by the trustee appointed by Clay County Savings' Board of Directors.

     As a participant in the Plan, you are provided the opportunity to direct the investment of your account into one of the following funds:

  1.   Pentegra International Stock Fund.
  2.   Pentegra Nasdaq 100 Stock Fund.
  3.   Pentegra Russell 2000 Stock Fund.
  4.   Pentegra S&P MidCap Stock Fund.
  5.   S&P 500/Growth Stock Fund.
  6.   S&P 500/Value Stock Fund.
  7.   S&P 500 Stock Fund.
  8.   Government Bond Fund.
  9.   Stable Value Fund.
  10.  Money Market Fund.
  11.  Income Plus Asset Allocation Fund.
  12.  Growth & Income Asset Allocation Fund.
  13.  Growth Asset Allocation Fund.
  14.  Personal Choice Retirement Account

     You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the Money Market Fund until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

Performance History

         The following table provides performance data with respect to the investment funds available under the Plan:

                                               FUND RETURNS THROUGH JULY 31, 2002 /1/
                                                                    5 Calendar 10 Calendar
                                          Monthly  Year to Last 12     Years      Years
Stock Funds                               Return    Date    Months  Annualized  Annualized
INTERNATIONAL STOCK FUND /2,6/              -10.4%  -12.2%   -18.1%     0.7%        5.5%
     Benchmark: MSCI EAFE Index              -9.9%  -11.3%   -17.0%     1.3%        5.9%
NASDAQ 100 STOCK FUND /8/                    -8.2%  -39.1%   -43.1%    13.4%       16.3%
     Benchmark: NASDAQ 100 Index             -8.5%  -39.0%   -42.9%    13.9%       16.9%
RUSSELL 2000 STOCK FUND /7/                 -15.0%  -19.1%   -18.3%     6.9%       10.9%
     Benchmark: Russell 2000 Index          -15.1%  -19.1%   -18.0%     7.5%       11.5%
S&P MIDCAP STOCK FUND /3/                    -9.7%  -12.9%   -13.0%    15.6%       14.4%
     Benchmark: S&P MidCap 400 Index         -9.7%  -12.6%   -12.6%    16.1%       15.0%
S&P 500/VALUE STOCK FUND /7/                 -4.8%  -21.2%   -22.7%    10.4%       11.6%
     Benchmark: S&P S&P/BARRA Growth
Index                                        -4.8%  -20.9%   -22.2%    11.1%       12.3%
S&P 500/VALUE STOCK FUND /7/                -10.9%  -19.6%   -26.1%     8.9%       12.5%
     Benchmark: S&P/BARRA Value Index       -10.8%  -19.2%   -25.7%     9.5%       13.1%
S&P 500 STOCK FUND /3/                       -7.8%  -20.1%   -24.0%    10.1%       12.4%
     Benchmark: S&P 500 Index                -7.8%  -19.9%   -23.6%    10.7%       12.9%
Bond/Fixed Income Funds
GOVERNMENT BOND FUND /3/                      3.0%    6.5%     7.1%     7.9%        8.1%
     Benchmark: Lehman brothers 20+ Year
Treasury Bond Index                           3.2%    6.9%     7.6%     8.5%        8.7%
STABLE VALUE FUND /4/                         0.4%    3.2%     5.6%     5.9%        6.5%
     Benchmark: Ryan Labs 3 Yr. GIC           0.5%    3.6%     6.2%     6.3%        6.3%
MONEY MARKET FUND /3/                         0.1%    1.0%     2.2%     5.2%        5.0%
     SSB 3 Month Treasury Bill                0.1%    1.1%     2.4%     5.0%        4.7%
Asset Allocation Funds /2,5/
INCOME PLUS                                  -2.1%   -3.5%    -2.5%     5.9%        7.0%
GROWTH & INCOME                              -4.7%   -9.7%   -11.0%     6.5%        8.5%
GROWTH                                       -7.4%  -16.2%   -20.4%     6.7%        9.9%

/1/ Barclays Global Investors (BGI) is the Investment Manager for all Funds. Unit values are determined as of the last business day of each month. Returns are shown net of fees. Dividends and interest are automatically reinvested. Past performance is no guarantee of future performance. (See following notes.)

/2/ The Asset Allocation Funds and the International Stock Fund inception date was July 2, 1997. Returns prior to inception are simulated using the returns of market indices for, or actual funds of, the Fund's investment components, and are net of fees.

/3/ BGI became the manager of the S&P MidCap, S&P 4500, Government Bond and Money Market Funds as of June 17, 1997. Results prior to June 17, 1997 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees. Accordingly, actual past performance of Pentegra's Funds will be different.

/4/ The Stable value Fund is a separately managed account; historical return data represents actual performance of this Fund.

/5/ The Asset Allocation Funds are designed investment vehicles utilizing various asset classes represented by index funds managed by BGI. They are specifically for Pentegra and its clients. Hypothetical results only exist from January 1992 to July 2, 1997 (the inception date of the Funds).

/6/ Prior to September 30, 1999, this Fund was limited to no more than 25% exposure to Japan.

/7/ BGI became the manager of the Russell 2000, S&P 500/Growth and S&P 500/Value Stock Funds as of January 4, 2000. Returns prior to January 4, 2000 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees.

/8/ BGI became the manager of the Nasdaq 100 Stock Fund as of May 1, 2002 but after the Fund's inception date within BGI of August 7, 2000 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees. Returns prior to the Fund inception date of August 7, 2000 are hypothetical and are based on the returns of the Nasdaq 100 index, and are net of fees.

The following is a description of each of the Plan's investment funds:

     Pentegra International Stock Fund. This Fund is intended for long-term investors seeking to capture high returns and diversification by investing in a broad range of foreign stocks. The Fund's goal is to match the returns of its benchmark, the Morgan Stanley Capital International EAFE (Europe Australia Far East) Index. The Pentegra International Stock Fund invests in a diversified portfolio of approximately 1,000 foreign stocks representing established companies in approximately 20 countries located in Western Europe and the Pacific Rim.

     Pentegra Nasdaq 100 Stock Fund. This Fund is intended for long-term investors seeking to capture the growth potential of the 100 largest and most actively traded non-financial companies on the Nasdaq Stock Market. The Fund's benchmark is the Nasdaq 100 Index. The Fund invests in most or all of the same stocks held in the Nasdaq 100 Index. The Nasdaq 100 Index reflects Nasdaq's largest non-financial companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology.

     Pentegra Russell 2000 Stock Fund. This Fund is intended for long-term investors seeking the potential high returns from investing in smaller US companies. The Fund's goal is to match its benchmark, the Russell 2000 Index, which represents 2000 of the smallest companies included in the Russell 3000 Index. The Russell 2000 Index is a subset of the Russell 3000 Index. The Russell 3000 Index is based on ranking of all U.S. publicly traded companies by market capitalization size. The Russell 2000 represents those 2000 companies ranked by size below the top 1000 companies and it has become one of the better known indexes used to measure the performance of U.S. small company stocks. It is broadly diversified in terms of industries and economic sectors.

     Pentegra S&P MidCap Stock Fund. This fund is intended for long-term investors seeking high returns that reflect the growth potential of mid-sized US companies. The Fund tracks its benchmark, the Standard & Poor's MidCap 400 Index. The Fund invests in most or all of the same stocks held in the S&P MidCap 400 Index. These stocks represent the middle tier of the US stock market, while the S&P 500 Index represents the largest tier of the US stock market.

     Pentegra S&P 500/Growth Stock Fund. This Fund is intended for long-term investors seeking a diversified portfolio of large-capitalization growth stocks. The Fund's goal is to match its benchmark, the S&P/BARRA Growth Index. The Fund invests in most, or all of the stocks held in the S&P/BARRA Growth Index. This index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Growth and Value indexes are constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The Growth Index includes companies with higher price to book ratios.

     Pentegra 500/Value Stock Fund. This Fund is intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks. The Fund's goal is to match its benchmark, the S&P/BARRA Value Index. The Pentegra S&P 500/Value Stock Fund invests in most, or all of the stocks held in the S&P/BARRA Value Index. This index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Value and Growth indexes are constructed by ranking the stocks in the S&P 500 by a single attribute: market price to book value ratio. The Value Index includes companies with lower market price to book ratios.

     Pentegra S&P 500 Stock Fund. This Fund is intended for long-term investors seeking to capture the earnings and growth potential of large US companies. The Fund tracks its benchmark, the Standard & Poor's 500 Index. The Fund invests in most or all of the same stocks held in the S&P 500 Index. These stocks represent 500 of the largest and most established public companies in the US (based on the market value of their shares), and account for more than 70% of the market capitalization of all publicly traded stocks in the US.

     Pentegra Government Bond Fund. This Fund is intended for long-term investors seeking a high level of income along with the potential for capital appreciation. It invests in a portfolio of US Treasury bonds with 20 years or more to maturity. Because the Fund invests only in bonds backed by the full faith and credit of the US Government, it is not exposed to credit risk. However, due to the long maturity of the bonds, the Fund is exposed to interest rate risk and the effects that changes in long-term interest rates may have on the value of bonds, which can be substantial. The Fund's benchmark is the Lehman Brothers 20+ Year Treasury Index.

     Stable Value Fund. This Fund is intended for short-term investors who are seeking to preserve the value of their investments and achieve a stable return. It invests primarily in Guaranteed Investment Contracts (GICs), which are individually negotiated investments offered by insurance companies. The Fund also invests in Synthetic Guaranteed Investment Contracts (SGICs). These contracts are individually negotiated agreements between the Fund manager and the insurance company or bank that issues them. Most of these contracts pay a constant rate of interest over a specified period of time. However, the rate of interest for this Fund can fluctuate, because individual contracts will mature and be replaced.

     Pentegra Money Market Fund. This Fund is intended for investors seeking current income while preserving the value of their investment principal. It invests in a broad range of high-quality, short-term securities with high credit ratings known as money market instruments. These securities are issued by US and foreign corporations, governments, banks and U.S. agencies and have a maturity of one year or less. These investments are considered low risk due to the financial strength of the issuers and the short-term maturity of the securities.

     Income Plus Asset Allocation Fund. This Fund is intended for short-to-medium-term investors seeking a lower-risk portfolio of diversified investments. The Fund's investments include stable value investments, U.S. stocks and bonds, and international stocks. The Fund invests in a diversified portfolio of approximately 70% U.S. bonds, money market instruments and stable value investments such as guaranteed investment contracts (GICs). The other 30% is invested in U.S. and international stocks selected from major indexes, including the S&P 500 Index and the MSCI Europe, Australia and Far East (EAFE) Index. As market conditions change, the Fund manager may adjust the portfolio's investments, seeking to maintain the Fund's targeted level of risk.

     Growth & Income Asset Allocation Fund. This Fund is intended for long-term investors seeking a total portfolio solution for diversified investing. The Fund's investments include U.S. stocks, international stocks, bonds, and stable value investments. The Fund invests in a diversified portfolio of approximately 60% U.S. and international stocks. The remaining 40% of the Fund will be held in U.S. fixed income and stable value investments such as Guaranteed Investment Contracts (GICs). Approximately 15% of the Fund is invested in a tactical component that includes U.S. stocks, bonds and money market instruments. Most of the time this will be invested 60% in stocks and 40% in bonds. As market conditions change, the Fund manager may adjust the portfolio's investments in order to maintain the Fund's targeted level of risk.

     Growth Asset Allocation Fund. This Fund is intended for long-term investors seeking a total portfolio solution for diversified investments in U.S. and international stocks. The majority of the Fund investments are held in U.S. and international stocks. The Fund invests primarily in stocks. The Fund portfolio is divided among U.S. (80%) and international stocks (20%). Approximately 25% of the Fund is invested in a tactical component that includes U.S. stocks, bonds and money market instruments. Most of the time this allocation will be largely invested in U.S. stocks. The Fund manager may periodically adjust these investments in response to changing market conditions in order to maintain the Fund's targeted level of risk.

     Personal Choice Retirement Account. This fund is a self-directed brokerage account that is designed to enhance the core investment options offered through the Plan. Administered in conjunction with Charles Schwab and Company, the Personal Choice Retirement Account provides participants with the ability to invest in over 2,000 mutual funds from more then 300 fund families as well as individual securities using the convenience of your retirement plan. The minimum initial transfer to the Personal Choice Retirement Account is $1,000. A maximum of 25% of your total account balance may be transferred to the Personal Choice Retirement Account. This means that you must have a minimum of $4,000 total plan account balance to establish a Personal Choice Retirement Account. Outstanding loans are not considered part of your total account balance for purposes of the minimum requirement. You are not allowed to make ongoing contributions to the Personal Choice Retirement Account. You can only invest such contributions in the Personal Choice Retirement Account by transferring them from one or more of the other funds in the Plan.

               An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Investment in Common Stock of CCSB Financial Corp.

         In connection with the conversion, the Plan now offers the CCSB Financial Corp. Stock Fund as an additional choice to these investments options. The CCSB Financial Corp. Stock Fund invests primarily in the common stock of CCSB Financial Corp. In connection with the conversion, you may direct the trustee to invest up to 100% of your Plan account in the CCSB Financial Corp. Stock Fund as a one-time special election. Subsequent to the conversion, you may elect to invest all or a portion of your payroll deduction contributions in the CCSB Financial Corp. Stock Fund. Subsequent to the conversion, you may also elect to transfer into the CCSB Financial Corp. Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

         The CCSB Financial Corp. Stock Fund consists primarily of investments in the common stock of CCSB Financial Corp. made on the effective date of the conversion of Clay County Savings. After the conversion, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the CCSB Financial Corp. Stock Fund, including cash dividends paid on the Common Stock held in the fund, to purchase additional shares of common stock of CCSB Financial Corp.

         As of the date of this prospectus supplement, none of the shares of CCSB Financial Corp. common stock have been issued or are outstanding and there is no established market for CCSB Financial Corp common stock. Accordingly, there is no record of the historical performance of the CCSB Financial Corp. Stock Fund. Performance of the CCSB Financial Corp. Stock Fund depends on a number of factors, including the financial condition and profitability of CCSB Financial Corp. and Clay County Savings and market conditions for CCSB Financial Corp. common stock generally.

         Investments in the CCSB Financial Corp. Stock Fund involve special risks common to investments in the common stock of CCSB Financial Corp.

         For a discussion of material risks, you should consider see "Risk Factors" beginning on page __ of the attached prospectus.

Administration of the Plan

         The Trustee. The trustee of the Plan is The Bank of New York. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the Trust.

         Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. Clay County Savings is the Plan administrator and has designated a committee consisting of John R. Davis, Mario Usera, Deborah A. Jones, and Debra S. Coltman to supervise its responsibilities as such. The address of the Plan administrator is Clay County Savings Bank,
Attention: Deborah A. Jones, 1178 West 152 Highway, Liberty, Missouri 64068, telephone number (816) 781-4500. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

         Reports to Plan Participants. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

         It is the intention of Clay County Savings to continue the Plan indefinitely. Nevertheless, Clay County Savings may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Clay County Savings reserves the right to make any amendment or amendments to the

Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Clay County Savings may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

Federal Income Tax Consequences

         The following is a brief summary of the material Federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material Federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the plan.

         As a "tax-qualified retirement plan," the Code affords the Plan special tax treatment, including:

         (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

         (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

         (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

         Clay County Savings will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

         Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by Clay County Savings. The portion of any lump-sum distribution required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Clay County Savings, which is included in the distribution.

         CCSB Financial Corp. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes CCSB Financial Corp. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to CCSB Financial Corp. common stock; that is, the excess of the value of CCSB Financial Corp. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of CCSB Financial Corp. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of CCSB Financial Corp. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of CCSB Financial Corp. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of CCSB Financial Corp. common stock. Any gain on a subsequent sale or other taxable disposition of CCSB Financial Corp. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act ("ERISA") Considerations

         As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Clay County Savings, the Plan administrator, or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

         Because you will be entitled to invest all or a portion of your account balance in the Plan in CCSB Financial Corp. common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

         Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as CCSB Financial Corp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of CCSB Financial Corp., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of CCSB Financial Corp.'s fiscal year. Discretionary transactions in and beneficial ownership of the Common Stock through the CCSB Financial Corp. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of CCSB Financial Corp. generally must be reported to the Securities and Exchange Commission by such individuals.

         In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by CCSB Financial Corp. of profits realized by an officer, director or any person beneficially owning more than 10% of CCSB Financial Corp.'s common stock resulting from non-exempt purchases and sales of CCSB Financial Corp. common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

         Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the CCSB Financial Corp. stock fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

         Financial information representing the net assets available for Plan benefits and the change in net assets available for Plan benefits at December 31, 2001, are attached to this prospectus supplement.

                                  LEGAL OPINION

         The validity of the issuance of the Common Stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Clay County Savings in connection with CCSB Financial Corp.'s stock offering.

                            CLAY COUNTY SAVINGS BANK
                    Employees' Savings & Profit Sharing Plan

     Statement of Net Assets Available for Benefits as of December 31, 2001

                                               December 31, 2001

                                            Beginning          End
                                             of Year         of Year

Assets                                      $               $
------

Investments                                 $               $

Liabilities                                 $      --       $      --
                                            ---------       ---------

Net Assets Available for
  Plan Benefits                             $               $

                            CLAY COUNTY SAVINGS BANK
                     Employee Savings & Profit Sharing Plan

         Statement of Changes in Net Assets Available For Plan Benefits

                                            December 31, 2001

Investment Income                           $

Investment Expense                          $

Net Investment Income                       $

Contributions                               $
                                            ---------

         Total Additions                    $


Benefits paid:
Withdrawals                                 $
                                            ---------

         Increase in Net Assets             $

Net Assets Available for Plan
  Benefits:  Beginning of Year              $
                                            ---------

         End of Year                        $